Exhibit 10.39
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT (“Agreement”), dated as of February 7, 2005 between EPE Holding Corporation, a Delaware corporation (the “Company”), Priscilla Presley, an individual (“Consultant”) and Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE”).
WITNESSETH:
     WHEREAS, pursuant to the Contribution and Exchange Agreement dated as of December 15, 2004 among the Promenade Trust (the “Seller”), Sports Entertainment Enterprises, Inc. (“Parent”) and RFX Acquisition, LLC, Parent has acquired certain right, title and interest in and to Seller’s assets, properties and rights that are used or useful in businesses and operations and relate in any way to Elvis Presley or to Seller, other than certain excluded assets (the “Business”), and
     WHEREAS, Parent owns 100% of the outstanding capital stock of the Company and has contributed the assets comprising the Business to the Company; and
     WHEREAS, prior to the date hereof, Consultant has performed consulting services for the Business; and
     WHEREAS, the Company has determined that it is in the Company’s interest to enter into this agreement with the Consultant in order to secure, and in the future to be assured of, the Consultant’s abilities, services, and judgment, upon the terms and provisions and subject to the conditions stated in this agreement; and
     WHEREAS, Consultant has agreed to serve as a consultant to the Company on the following terms and subject to the following conditions.
     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:
     1. Consulting Agreement. The Company hereby engages Consultant as a consultant to the Company, and Consultant hereby accepts such engagement, upon the terms and conditions set forth herein.
     2. Term. Unless sooner terminated in accordance with the provisions of Section 8 hereof, the term of this Agreement shall commence on the date hereof (the “Effective Date”) and shall continue for a period of ten (10) years therefrom (the “Term”). This Agreement may only be terminated pursuant to Section 8. The parties shall negotiate in good faith for an extension of this agreement beyond the initial Term.

     3. Rights; Duties; Responsibilities; Time Commitment.
          3.1 During the Term, Consultant shall render consulting services to the Company in connection with the promotion of the Company’s business. In connection therewith Consultant and the Company agree as follows:
               (a) Consultant agrees to make such public appearances on behalf of the Business, from time to time, as shall reasonably be requested by a senior executive officer of the Company or Parent, provided, however, that with respect to appearances made in connection with third-party non-affiliated licensing agreements of the Business entered into from and after the date of this Agreement, the Company shall use its reasonable efforts to negotiate a reasonable appearance fee for Consultant from such third party;
               (b) Consultant agrees to be available, by telephone, for consultation relating to the Business, at such reasonable times as shall be requested by the senior executive officers of the Company or Parent; and
               (c) Consultant agrees to attend such Company and Parent corporate functions and events as shall reasonably be requested by the senior executive officers of Board of Directors of the Company or Parent;
     provided, however, that, with respect to (a), (b) and (c) above, in no event shall Consultant be given less than 30 days notice prior to the date of any requested public appearance, telephonic consultation, or corporate function or event and such activity shall be, to the extent reasonably practicable, scheduled in advance with Consultant. In addition, the activities described in (a) and (c) above shall be limited to an aggregate of 20 days per annum. Notwithstanding the foregoing, to the extent that the Consultant has pre-existing commitments on the dates that the activities set forth in (a) and (c) above have been scheduled; the Company shall either rescind its request or such activities shall be rescheduled at the discretion of the Consultant within a reasonable period of time given the Consultants prior commitments.
          3.2 During the Term, Consultant agrees to endeavor to promote the best interests of the Company and its subsidiaries. In accordance therewith, during the Term, and for a period of five (5) years following any termination of this Agreement, Consultant agrees not to make or publish or cause or permit to be made or published on her behalf, any disparaging statement (orally or in writing), of any kind or manner, about or relating to the Company or Parent, their respective businesses, any of their affiliates or any of the employees, officers or directors of the foregoing.
     4. Relationship.
          4.1 This Agreement shall not be construed as an employment, agency or joint venture agreement. In her role as consultant to the Company, Consultant is acting as an independent contractor providing consulting services to the Company and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and federal and state income tax withholding, will Consultant be deemed an employee of the Company.

          4.2 Consultant shall have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way. Neither the Company nor Consultant shall hold Consultant out to third parties as an agent, officer or employee of the Company.
     5. Compensation. As compensation for all consulting services to be performed by Consultant for the Company during the Term, the Company shall in each of the first ten (10) years during the Term, pay to Consultant a consulting fee of FIVE HUNDRED SIXTY THOUSAND DOLLARS ($560,000) per annum in equal and consecutive monthly installments (the “Compensation”). Consultant understands that the Compensation paid during the initial ten (10) years during the Term constitutes consideration for the entire Term. Consultant shall be responsible for all federal, state and local taxes on all payments made to Consultant by the Company under this Agreement. The Company will timely provide to Consultant Form 1099 (or any successor form) for the purposes of the preparation of such taxes. EPE hereby guarantees the payment of the Compensation to the extent that it would be due and payable hereunder. Consultant hereby acknowledges and agrees that any prior agreements, understandings or arrangements pursuant to which Consultant received salary, fees or benefits from EPE and all obligations in respect thereof are hereby terminated.
     6. Payment of Expenses. The Company shall pay, in advance, for all necessary travel, entertainment and other expenses, including first class food, travel and accommodations, as shall be incurred by her in connection with her making any public appearances on behalf of, and as requested by, the Company.
     7. Confidential Information.
          7.1 The Consultant acknowledges that her past involvement with the Company has and her engagement hereunder will fully familiarize the Consultant with the trade secrets and confidential and proprietary information of the Company and any subsidiary, division or affiliate thereof (the “Confidential Information”). Examples of the Company’s Confidential Information include, without limitation, information regarding the Company’s costs, profits, markets, sales, products, key personnel, operational methods, technical processes, business strategies, and other information which the Company and any subsidiary, division or affiliate of the Company engages in efforts to protect from disclosure or discovery by its competitors, actual and prospective clients, and other third parties. The Consultant further acknowledges that the unintentional or intentional disclosure of the Company’s Confidential Information would have a material adverse effect on the operations and development of the Company’s business. The Consultant therefore covenants and agrees as set forth below:
          7.2 The Consultant will during the Term and for a period of ten (10) years following the Term, keep secret all Confidential Information, and will not intentionally disclose Confidential Information to anyone outside of the Company, any subsidiary, division or affiliate of the Company and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives acting in their capacity as such, unless otherwise expressly directed by the Company, provided that: (i) the Consultant shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Consultant’s breach of her obligations hereunder; and (ii) the Consultant may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided, however, that if the Consultant is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to the foregoing clause (ii), she agrees to use reasonable efforts to provide the Company with prompt notice of each such request so that the Company may seek an appropriate protective order or waive compliance by the Consultant with the provisions of this agreement or both; provided, further, that if, absent the entry of a protective order or the receipt of a waiver under this Agreement, the Consultant is, in the opinion of her counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Consultant may disclose such information to the persons and to the extent required without liability under this agreement. In such event, the Consultant shall give the Company written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and the Consultant shall exercise her reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.
     8. Termination.
          8.1 Notwithstanding the provisions of Section 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Company upon the happening of any of the following events:
               (a) any willful and material breach of this Agreement by the Consultant, including, but not limited to, the making of any disparaging statement of any kind about or related to the Company, Parent or their respective businesses as prohibited by Section 3.2; or
               (b) the willful and continual failure of Consultant to perform her material duties hereunder; or
               (c) the death of Consultant.
          8.2 Termination by the Company or Parent pursuant to Sections 8.1(a) and (b) above must be made by delivery of written notice to Consultant specifying the breach in reasonable detail and the termination shall be effective upon delivery of such notice, provided that if the breach is reasonably susceptible to cure, Consultant shall have 10 days from the date of delivery of such notice to cure such breach to Parent’s and the Company’s reasonable satisfaction, and the termination shall not be effective unless the breach is not so cured within such 10 day period.
          8.3 In the event that this Agreement is terminated in accordance with Sections 8.1 or 8.2 above, the Consultant shall be entitled to receive, in full satisfaction of all obligations due to the Consultant from the Company hereunder, all accrued but unpaid amounts payable pursuant to Section 5 hereof to the date of termination and upon payment of said sum the Company and the Consultant shall have no further obligations to each other pursuant to terms hereof.
     9. Consultant Loyalty.
          9.1 During the Term, Consultant will not:
               (a) without the prior written approval of the Board, sell, endorse or support any product or service that uses the name, image or likeness of Elvis Presley (provided that the restrictions set forth in this sentence shall in no way be interpreted to limit Consultant’s right to produce or otherwise participate in a theatrical presentation about her life and it is acknowledged that Elvis Presley may be portrayed in such presentation and the subsidiary rights to such presentation);
               (b) influence or attempt to influence any employee of the Company, or its subsidiaries or affiliates to terminate his or her employment with the Company or its subsidiaries or affiliates;
               (c) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with the Company or its subsidiaries or affiliates during the Term of this Agreement, to terminate, breach or not perform any written or oral agreement with the Company or its subsidiaries or affiliates; and
               (d) employ or solicit employment elsewhere of any employee with managerial or senior responsibilities or any consultant of the Company or its subsidiaries or affiliates.
          9.2 Consultant hereby acknowledges that:
               (a) the respective times and area provided in Section 3.2 and this Section 9 are reasonable in scope and necessary for the protection of the business and good will of the Company;
               (b) since it is the understanding and desire of the parties hereto that the covenants contained in Section 3.2 and this Section 9 be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, should any particular provision of such covenant be deemed invalid or unenforceable, such provision shall be deemed amended to delete therefrom the invalid portion, and the remainder of this Agreement shall retain its full force and effect; and
               (c) to the extent a provision is deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereof, such provision shall be enforceable to the extent permissible under the laws and public policies now existent in the State of New York.
          9.3 Consultant acknowledges that the services to be rendered by her hereunder are extraordinary and unique and are vital to the success of the Company’s business, and that the breach of any of the covenants undertaken hereunder would cause substantial damage to the

Company, impossible to exact ascertainment. Therefore, in the event of the breach or threatened breach by Consultant of any of the terms and conditions of this Agreement to be performed by her, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction, to seek immediate injunctive relief with notice but without bond.
     10. Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.
     11. Successors and Assigns.
          11.1 This Agreement and all rights under this Agreement are personal to Consultant and shall not be assignable by her. All of Consultant’s rights under the Agreement shall inure to the benefit of her heirs or other legal representatives by will or the laws of descent and distribution.
          11.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any Person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.
     12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof. The parties hereby irrevocably consent to the exclusive jurisdiction and venue of the courts situated in the state and county of New York (federal and state).
     13. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission, by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.
     (a)   If to the Company:
EPE Holding Corporation
650 Madison Avenue
16th Floor
New York, New York 10022
Attention: Howard Tytel, Esq.
Facsimile: (212) 753-3188

With a copy to:
Sports Entertainment Enterprises, Inc.
650 Madison Avenue
New York, New York 10022
Attention: Legal Department
Facsimile: (212) 486-4840
(b) If to Consultant:
Priscilla Presley
c/o Provident Financial Management
2850 Ocean Park Boulevard, Suite 300
Santa Monica, CA 90405-2955
Attention: Barry J. Siegel
Facsimile: (310) 789-5299
With a copy to:
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Blvd.
Los Angeles, California 90064
Attention: L. Lee Phillips
Facsimile: (310) 312-4224
     14. Complete Understanding. This Agreement all other prior contracts, understandings, discussions and agreements relating to the relationship between Consultant and the Company constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein. Other than this Agreement and a Purchase and Sale agreement to be entered into between the parties as of the date hereof, there are no agreements between, on the one hand, the Promenade Trust or, Elvis Presley Enterprises, LLC or Elvis Presley Enterprises, Inc. or their subsidiaries and, on the other hand, Consultant or Consultant’s affiliates, or to the knowledge of Consultant, agreements of the Promenade Trust or Elvis Presley Enterprises, LLC or Elvis Presley Enterprises, Inc. or their subsidiaries under which Consultant or any of Consultant’s affiliates is directly or indirectly entitled to benefits.
     15. Modification Waiver.
          15.1 This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Consultant or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing. Notwithstanding the foregoing, this Agreement may not be modified or terminated by the Company without the approval of the Board of Directors of the Company or its Audit Committee.

          15.2 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     16. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
     18. Anthology Program
          18.1 Except as set forth below, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant irrevocably waives and releases any and all claims regarding all rights of publicity, privacy, or similar rights relating to, and expressly grants to Elvis Anthology LLC, or its affiliates or assigns (collectively, “Elvis Anthology”) the right to use, her filmed appearances as recorded for that audio-visual program (the “Footage”) entitled “Elvis By The Presleys” (which includes a two (2) hour network program and four (4) hour DVD) and all promotion, publicity and advertising in connection with the foregoing (collectively, the “Program”). Notwithstanding the foregoing, the Consultant shall have approval rights over the Footage; provided, however, if the Consultant does not, within five (5) business days after delivery to her of final, edited footage, approve, in the aggregate, a minimum of 30 minutes of audio/visual Footage and 60 minutes of audio Footage, Elvis Anthology shall have the sole and absolute right to select at its own discretion up to 30 minutes of audio/visual Footage and 60 minutes of audio Footage to be included in the Program. Any and all Footage which is not used in the final, edited Program cannot be used in any manner by Anthology without the Beneficiaries’ prior written consent, which she may withhold at her sole discretion for any reason or no reason.
          18.2 In addition, except as set forth below, the Consultant irrevocably waives and releases any and all claims, to the extent that they may exist, regarding rights of publicity, privacy, or similar rights relating to, and expressly grants to Elvis Anthology the right to use any other audio/visual or audio footage now or hereinafter owned or licensed by Vegas, the LLC, Elvis Anthology or any of their affiliates in the Program (the “Additional Footage”). Notwithstanding the foregoing, the Consultant shall have approval rights over the Additional Footage; provided, however, if the Consultant does not, within five (5) business days after delivery to her of final, edited footage, approve, in the aggregate, a minimum of 30 minutes of audio/visual Additional Footage and 60 minutes of audio Additional Footage, Elvis Anthology shall have the sole and absolute right to select at its own discretion up to 30 minutes of audio/visual Additional Footage and 60 minutes of audio Additional Footage to be included in the Program.
          18.3 Consultant agrees that Elvis Anthology shall be the sole and exclusive owner of the Program, as well as any and all elements created, conceived, filmed, taped, and/or recorded in connection with the Program, in perpetuity throughout the universe, and Elvis Anthology LLC and its successors, assigns and licensees shall have the right (but not the obligation) to use, exhibit and exploit the Footage, or any portion thereof, in context with the Program in any and all media, now known or hereafter devised, throughout the universe in perpetuity.
          18.4 For purposes of copyright and similar laws, the results and proceeds of her appearance in the Footage shall be deemed a work made for hire (for the purpose of U.S. copyright law and all other copyright laws throughout the universe) and to the extent that the “work for hire” provisions are insufficient under the laws of any country to vest sole and exclusive ownership in Elvis Anthology, Consultant hereby assigns to Elvis Anthology all rights to the results and proceeds of her appearance in connection with the Program.
          18.5 Consultant expressly acknowledges that Elvis Anthology is relying on the terms and conditions hereof in recording and otherwise using the Footage and accordingly, all permissions, grants and waivers given by Consultant hereunder are unconditional and irrevocable.
          18.6 Consultant will comply with the obligations relating to her under, and cooperate with and take such actions as are necessary for Elvis Anthology LLC to comply with its obligations under, the Agreement between CBS Entertainment and Elvis Anthology LLC regarding the Program.
     19. Change of Name of Graceland Enterprises, Inc. Consultant agrees, for no further compensation than the compensation paid pursuant to Section 5, to change the name of her corporation, Graceland Enterprises, Inc., to a name that does not include the words “Graceland”, “Elvis” or any trademark or tradename owned by Parent or any subsidiary of Parent.
     20. Benefits. Consultant shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Elvis Presley Enterprises, Inc. to its employees generally; provided however, that, if such participation is not legally permitted under the terms of the benefits plans, the Company shall reimburse Consultant for the cost of obtaining reasonably comparable coverage.
[signature page to follow]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EPE HOLDING CORPORATION

/s/ Thomas P. Benson

By:	Thomas P. Benson
Its:	Executive Vice President,
Chief Financial Officer and
Treasurer

/s/ Priscilla Presley

Priscilla	Presley
With respect to Paragraph 5 only:

Elvis Presley Enterprises, Inc.

By:	/Jack Soden
Name: Jack Soden
Title: President
[signature page to PP Consulting Agreement]